PROMISSORY NOTE

 April 28, 2014

FOR VALUE RECEIVED, Oaxaca Resources Corp., a Nevada Corporation, promises to pay Jose Othnoiel Gonzalez Montes, on or before December 31, 2018, the amount of Twenty Two Thousand Dollars ($22,000.00) in the currency of the United States, plus simple interest on the principal amount of this Promissory Note accrued at a rate of 6% per annum.

Time shall be the essence of this Promissory Note.

This Promissory Note shall be governed by and constituted in accordance with the laws of the State of Nevada.

OAXACA RESOURCES CORP.

Per /s/ Jose Othnoiel Gonzalez Montes

     Jose Othnoiel Gonzalez Montes, Pres., CEO, CFO